                                                                      EXHIBIT 11

                                DSET CORPORATION
                    PRO FORMA EARNINGS PER SHARE COMPUTATION

                                          FOR THE YEAR
                                             ENDED        FOR THE NINE MONTHS
                                          DECEMBER 31,    ENDED SEPTEMBER 30,
                                          ------------  ------------------------
                                              1996         1996         1997
                                          ------------  -----------  -----------
  Net income............................  $ 2,012,594   $ 1,389,693  $ 1,646,674
                                          -----------   -----------  -----------
  Weighted average common shares is-
   sued.................................    6,352,388     6,339,730    6,561,619
  Weighted average common shares held in
   treasury.............................   (3,043,625)   (3,043,625)  (3,043,625)
  Shares assumed to be issued upon the
   conversion of Series A cumulative
   redeemable convertible preferred
   stock................................    3,043,625     3,043,625    3,043,625
  Weighted average common stock
   equivalents represented by stock
   options..............................    1,032,969       985,052    1,294,298
  Weighted average common stock
   equivalents represented by warrants..        7,435             0       72,671
  Additional shares related to stock op-
   tions issued within 12 months of the
   initial public offering at less than
   the offering price (determined using
   the treasury stock method)...........      742,929       742,929      742,929
                                          -----------   -----------  -----------
  Pro forma weighted average common and
   common equivalent shares outstand-
   ing..................................    8,135,721     8,065,711    8,671,517
                                          -----------   -----------  -----------
  Pro forma net income per common
   share................................  $      0.25   $      0.17  $      0.19
                                          ===========   ===========  ===========